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                      December 7, 2022

       Monica Forbes
       Chief Financial Officer
       Sesen Bio, Inc.
       245 First Street, Suite 1800
       Cambridge, MA 02142

                                                        Re: Sesen Bio, Inc.
                                                            Form 10-K for the
period ended December 31, 2021
                                                            Filed February 28,
2022
                                                            Form 10-Q for the
period ended September 30, 2022
                                                            Filed November 7,
2022
                                                            File No. 001-36296

       Dear Monica Forbes:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Life Sciences